The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(B)(3)
Registration Statement No. 333-122977
Subject to Completion. Dated July 15, 2005.
Prospectus Supplement to the Prospectus dated March 15, 2005 and the Prospectus Supplement dated March 15, 2005 — No.
The Goldman Sachs Group, Inc.
Medium-Term Notes, Series B
$
Notes due

(Linked to the Common Stock of Duquesne Light Holdings, Inc. and the S&P 500® Total Return Index)

    The amount we will pay on the notes on the stated maturity date                    (unless extended due to non business days), will be linked to the performance of the common stock of Duquesne Light Holdings, Inc. (the stock) and, to the extent there are any ordinary cash dividends on the stock, to the performance of the S&P 500 Total Return Index (the index) with respect to the amount of such dividends having a record date during the period from the third business day following the trade date to but excluding the third business day following the determination date (the dividend period).
    You could lose all or a substantial portion of your investment in the notes. The notes are exposed to the full downside price risk of the stock and, to the extent that ordinary cash dividends are paid, to the full downside risk of the index with respect to the amount of the dividends on the stock having a record date during the dividend period.
    The amount, if any, that you will be paid for each note on the stated maturity date will be the sum of the payment amount plus the supplemental amount, which will be calculated as follows:

•	First, we will calculate the payment amount by multiplying the reference amount of the stock (which will be equal to one, subject to anti-dilution adjustments) by the final level of the stock on the determination date. On the determination date (the fifth trading day prior to the stated maturity date, subject to extension), we will determine the final level of the stock using the calculation methodology specified on page S-3.

•	Second, we will calculate the supplemental amount, if any, as follows:

º	If there are any ordinary cash dividends with a record date during the dividend period, we will multiply the ordinary cash dividends per share by the reference amount of the stock on the ex-dividend date.

º	We will then calculate the number of units of the index equal in value to the dollar amount calculated in the preceding paragraph based on the closing level of the index on the relevant ex-dividend date.

º	This process will be repeated as of every relevant ex-dividend date.

º	On the determination date, we will add the number of units of the index, as calculated as of each relevant ex-dividend date.

º	The supplemental amount will be equal to the total number of units determined on the determination date multiplied by the final level of the index on the determination date.
    In addition, we will not pay interest on the offered notes and no other payment will be made prior to maturity.
    Because we have provided only a brief summary of the terms of the notes above, you should read the detailed description of the terms found in “Summary Information” on page S-2 and “Specific Terms Of Your Note” on page S-15.
    Your investment in the notes involves certain risks. We encourage you to read “Additional Risk Factors Specific To Your Note” beginning on page S-9 so that you may better understand the risks involved in your investment in the notes.
Original issue date (settlement date):                  , 2005
Original issue price:     % of the face amount
Net proceeds to The Goldman Sachs Group, Inc.: 100% of the face amount
Underwriting discount:     % of the face amount
    Because the face amount of each offered note will be lower than the original issue price, investors in the notes are effectively paying the cost of the underwriting discount.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

    Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.
Goldman, Sachs & Co.

Prospectus Supplement dated                     , 2005.

      “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500”, “S&P 500® Total Return”, and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Goldman, Sachs & Co. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of investing in the notes.

SUMMARY INFORMATION
     We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Each of the offered notes, including your note, has the terms described below and under “Specific Terms Of Your Note” on page S-15. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying Prospectus, dated March 15, 2005, as supplemented by the accompanying Prospectus Supplement, dated March 15, 2005, of The Goldman Sachs Group, Inc.
Key Terms
Issuer: The Goldman Sachs Group, Inc.
Stock: the common stock of Duquesne Light Holdings, Inc. (Bloomberg: “DQE”)
Index: the S&P 500® Total Return Index (Bloomberg: “SPTR”)
Reference amount: The initial reference amount of the stock will be one, representing one share of the stock and is subject to anti-dilution adjustment over the life of the notes as described under “Specific Terms Of Your Note — Anti-Dilution Adjustments” on
page S-18.
Face amount: each note will have a face amount equal to $                    (based on the initial level of the stock); $                    in the aggregate for all the offered notes
Original issue price: the original issue price will be determined on the trade date
Trade date:                   , 2005
Original issue date (settlement date):                    , 2005
Net proceeds to the issuer: 100% of the face amount
Determination date: the fifth trading day prior to                     , unless extended for up to five business days
Stated maturity date (to be determined on trade date): at least one year but not more than two years after the original issue date, unless extended for up to six business days
No interest: the notes will not bear interest
Payment amount: for each note, an amount in cash equal to the product of the reference amount of the stock multiplied by the final level of the stock
Supplemental amount: for each note, the supplemental amount will be calculated as follows:

º	If there are any ordinary cash dividends with a record date during the dividend period, we will multiply the ordinary cash dividends per share by the reference amount of the stock on the ex- dividend date.

º	We will then calculate the number of units of the index equal in value to the dollar amount calculated in the preceding paragraph based on the closing level of the index on the relevant ex-dividend date.

º	This process will be repeated as of every relevant ex-dividend date.

º	On the determination date, we will add the number of units of the index, as calculated as of each relevant ex-dividend date.

º	The supplemental amount will be equal to the total number of units determined on the determination date multiplied by the final level of the index on the determination date.

Initial level of the stock: the initial value of the stock will be set on the trade date
Final level: the method for calculating the final level of the stock on the determination date will be determined on the trade date and may be based on the closing price of the stock on the determination date, an average of the closing prices of the stock on specified averaging dates, the volume weighted average price of the stock on the determination date or an average of the volume weighted average prices of the stock on specified averaging dates. The final level of the index will be the closing level of the index on the determination date
Dividend period: the period beginning on the third business day following the trade date to but excluding the third business day following the determination date
Ex-dividend date: for any dividend with respect to the stock, the first day on which the stock trades without the right to receive that dividend, unless extended for up to two business days
No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system
Business day: as described on page S-24
Trading day: as described on page S-24
Calculation agent: Goldman, Sachs & Co.
CUSIP no.:

Q&A
How do the notes work?
      The notes offered by this prospectus supplement will have a stated maturity date, to be determined on the trade date, of at least one but not more than two years after the original issue date.
      The return on the notes will be linked to the performance of the common stock of Duquesne Light Holdings, Inc. and, to the extent there are any ordinary cash dividends with a record date during the dividend period, to the performance of the S&P 500 Total Return Index. The amount, if any, that you will be paid for each note on the stated maturity date will be the sum of the payment amount plus the supplemental amount, which will be calculated as follows:

•	First, we will calculate the payment amount by multiplying the reference amount of the stock (which will be equal to one, subject to anti-dilution adjustments) by the final level of the stock on the determination date. We have not yet determined the method for calculating the final level of the stock on the determination date, which may be based on the closing price of the stock on the determination date, an average of the closing prices of the stock on specified averaging dates, the volume weighted average price of the stock on the determination date or an average of the volume weighted average price of the stock on specified averaging dates. We will determine the method on the trade date.

•	Second, we will calculate the supplemental amount, if any, as follows:

º	If there are any ordinary cash dividends with a record date during the dividend period, we will multiply the ordinary cash dividends per share by the reference amount of the stock on the ex- dividend date.

º	We will then calculate the number of units of the index equal in value to the dollar amount calculated in the preceding paragraph based on the closing level of the index on the relevant ex-dividend date.

º	This process will be repeated as of every relevant ex-dividend date.

º	On the determination date, we will add the number of units of the index, as calculated as of each relevant ex-dividend date.

º	The supplemental amount will be equal to the total number of units determined on the determination date multiplied by the final level of the index on the determination date.
      The amount, if any, you receive on your note at the stated maturity, and thus the market value of your note, is likely to depend to a substantially greater extent on the performance of the stock than on the performance of the index over the life of the notes.
      An investment in the notes, therefore, involves a substantial exposure to the risk of loss associated with an investment in the stock of Duquesne Light Holdings, Inc. and is not as diversified as an investment in the index would be. See “Additional Risk Factors Specific To Your Note — An Investment In The Notes Involves Substantial Exposure To Risks Associated With An Investment In The Stock And May Not Result In Exposure To The Index” on page S-10.
      The entire amount of your investment in the notes will be at risk if the levels of the stock and the index decline over the life of the notes. The amount you receive on your notes will depend on the levels of the stock and the index on the determination date. If those levels decline over the life of the notes, the amount you receive at maturity could be substantially below the face amount of your note and could be zero.
      The notes will bear no interest and no other payments will be made prior to the stated maturity date. See “Additional Risk Factors Specific To Your Note” on page S-9.
      As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled “Medium-Term Notes, Series B” issued by The

Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see “Specific Terms Of Your Note” on page S-15.
Which key terms have not been set?
      We have not set some key terms, and we will not set those terms until the trade date. These include:

•	the stated maturity date;

•	the initial level of the stock; and

•	the method for calculating the final level of the stock.
      We will set those terms on the trade date and each of them could significantly affect the amount, if any, you will receive on the stated maturity date.
Who should or should not consider an investment in the notes?
      We have designed the notes for investors who want to participate in the potential increase in the levels of the stock and the index while having their investment subject to the risk of a decline in those levels. Your exposure to the index will depend on the payment, if any, of ordinary cash dividends on the stock with a record date during the dividend period. Because your notes will be fully exposed to any potential decline in the levels of the stock and the index over the life of the notes, you should only consider purchasing the notes if you are willing to accept the risk of losing the entire amount of your investment.
      In addition, even if the amount payable on your note on the stated maturity date equals or exceeds the original issue price, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security that bears interest at a prevailing market rate. The notes may therefore not be a suitable investment for you if you prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings. The overall return you earn on your note may also be less than you would have earned by investing in the stock directly, because the amount of dividends actually paid on that stock by the issuer during the life of the notes may exceed the amount you may earn when those dividends, if any, are invested in the index. See “Additional Risk Factors Specific To Your Note — Your Note Does Not Bear Interest” on page S-10.
What will I receive at the stated maturity of the notes?
      The payment, if any, we will deliver for each offered note outstanding on the stated maturity date will be an amount in cash equal to the payment amount plus the supplemental amount.
      The payment amount for each note will be an amount in cash equal to the product of the reference amount of the stock multiplied by the final level of the stock on the determination date. We have not yet determined the method for calculating the final level of the stock on the determination date, which may be based on the closing price of the stock on the determination date, an average of the closing prices of the stock on specified averaging dates, the volume weighted average price of the stock on the determination date or an average of the volume weighted average price of the stock on specified averaging dates. We will determine the method on the trade date. The initial reference amount of the stock will be one, subject to anti-dilution adjustments as described under “Specific Terms Of Your Note — Anti-Dilution Adjustments” on page S-18.
      The supplemental payment amount will be calculated as follows:

•	If there are any ordinary cash dividends with a record date during the dividend period, we will multiply the ordinary cash dividends per share by the reference amount of the stock on the ex-dividend date.

•	We will then calculate the number of units of the index equal in value to the dollar amount calculated in the preceding paragraph based on the closing level of the index on the relevant ex-dividend date.

•	This process will be repeated as of every relevant ex-dividend date.

•	On the determination date, we will add the number of units of the index, as calculated as of each relevant ex-dividend date.

•	The supplemental amount will be equal to the total number of units determined on the determination date multiplied by the final level of the index on the determination date.
      The calculation agent will determine the final levels of the stock and the index on the determination date, subject to the procedures described under “Specific Terms Of Your Note — Consequences of a Market Disruption Event” on page S-17. The calculation agent will be Goldman, Sachs & Co., our affiliate, and will be entitled to make all determinations regarding the notes in its sole discretion.
What will I receive if I sell the note prior to the stated maturity date?
      If you sell your note prior to the stated maturity date, you will receive the market value for your note. The market value of your note may be influenced by many factors, such as the price of the stock and the level of the index. Depending on the impact of these factors, you may receive significantly less than the face amount of your note in any sale of your note before the stated maturity date. Also, even if you sold your note for an amount equal to the face amount, you would receive less than the amount of your initial investment because the face amount of each note is      % less than the original issue price for the notes.
Hypothetical examples
      The following examples demonstrate hypothetical payment and supplemental amounts that we would deliver on the stated maturity date in exchange for each $                    of the outstanding face amount of your note if the final levels of the stock and the index were as shown below. We have assumed for the following examples that the final levels of the stock and the index on the determination date will be the same as they are on the stated maturity date and that no market disruption event occurs. We have also assumed that the note is purchased on the original issue date and held until the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see “Additional Risk Factors Specific To Your Note” beginning on page S-9.
      The following examples are based on returns that are entirely hypothetical; no one can predict what the final levels of the stock and the index will be on the determination date. The stock and the index have been highly volatile — meaning that the price of the stock and the level of the index have changed substantially in relatively short periods — in the past, and their future performance cannot be predicted. For more details about hypothetical returns on your note, please see the following examples and “Hypothetical Returns On Your Note” on page S-27.
      Moreover, we have not yet set the initial level of the stock on which the face amount will be based and which serves as the baseline for determining the percentage increase or decrease in the return of your note in the following examples. We will not do so until the trade date. As a result, the initial level of the stock may differ substantially from the value of the stock on the date of this prospectus supplement and may also differ substantially from the value of the stock on the day you purchase your note. Before investing in the offered notes, you should consult publicly available information to determine the stock price between the date of this prospectus supplement and the date of your purchase of the offered notes.
      For these reasons, the actual performance of the stock and the index over the life of the offered notes, as well as the amount payable at maturity, cannot be predicted and may bear little relation to the hypothetical examples shown below or to the historical levels of the stock and the index, nor to the historical dividend payments, shown elsewhere in this prospectus supplement. For more information about the price of the stock and the level of the index during recent periods, see “Annex A: The Stock And The Index” on page S-36.
      The examples below also assume that there is no change in or affecting the composition of the index stocks in the index or the method by which the index sponsor calculates the index level and that no market disruption event occurs with respect to the index.
      For more detail about hypothetical returns on your note, please see the following examples and “Hypothetical Returns On Your Note” on page S-27.
      The following examples assume an aggregate face amount of $28,125,000.00, an aggregate reference amount of 1,500,000 shares of the stock, an initial stock price of $18.75 and a maturity of two years. The examples also assume quarterly ordinary cash dividends with a record date during the dividend period as follows:

				Assumed
				Final Index
Assumed Per-	Assumed Total		Assumed	Level On
Share Ordinary	Ordinary Cash	Assumed	Ex-Dividend	Ex-Dividend	Units of Index
Cash Dividends	Dividends	Record Date	Date	Date	Invested

$0.25	$375,000.00	9/10/2005	9/8/2005	1,805.00	207.756233
$0.25	$375,000.00	12/10/2005	12/8/2005	1,815.00	206.611570
$0.25	$375,000.00	3/10/2006	3/8/2006	1,775.00	211.267606
$0.25	$375,000.00	6/10/2006	6/8/2006	1,760.00	213.068182
$0.25	$375,000.00	9/10/2006	9/8/2006	1,810.00	207.182320
$0.25	$375,000.00	12/10/2006	12/8/2006	1,850.00	202.702703
$0.25	$375,000.00	3/10/2007	3/8/2007	1,800.00	208.333333
$0.25	$375,000.00	6/10/2007	6/8/2007	1,850.00	202.702703

Cumulative Ordinary Cash Dividends:	$3,000,000.00			Cumulative Units of the Index:	1,659.624650
      In the following examples, the hypothetical payment amount is calculated by multiplying (i) the aggregate reference amount of the stock by (ii) the final stock price. The hypothetical supplemental amount is calculated by multiplying the sum of the units of the index calculated as of each relevant ex-dividend date (the cumulative units) by the final index level.

Example I:     Assuming that the final index level is equal to 1,970.00 and the cumulative units of the index totals 1,659.624650, the following table shows a range of hypothetical returns on your notes based on a hypothetical final stock price as a percentage of the initial stock price.

Hypothetical Final
Stock Level as %		Hypothetical		Hypothetical
of Initial Stock	Hypothetical	Supplemental	Hypothetical Total	Return on
Level	Payment Amount	Amount	Payment	Notes

150%	$42,187,500.00	$3,269,460.56	$45,456,960.56	61.6%
140%	$39,375,000.00	$3,269,460.56	$42,644,460.56	51.6%
130%	$36,562,500.00	$3,269,460.56	$39,831,960.56	41.6%
120%	$33,750,000.00	$3,269,460.56	$37,019,460.56	31.6%
110%	$30,937,500.00	$3,269,460.56	$34,206,960.56	21.6%
100%	$28,125,000.00	$3,269,460.56	$31,394,460.56	11.6%
90%	$25,312,500.00	$3,269,460.56	$28,581,960.56	1.6%
80%	$22,500,000.00	$3,269,460.56	$25,769,460.56	-8.4%
70%	$19,687,500.00	$3,269,460.56	$22,956,960.56	-18.4%
60%	$16,875,000.00	$3,269,460.56	$20,144,460.56	-28.4%
50%	$14,062,500.00	$3,269,460.56	$17,331,960.56	-38.4%
40%	$11,250,000.00	$3,269,460.56	$14,519,460.56	-48.4%
30%	$8,437,500.00	$3,269,460.56	$11,706,960.56	-58.4%
20%	$5,625,000.00	$3,269,460.56	$8,894,460.56	-68.4%
10%	$2,812,500.00	$3,269,460.56	$6,081,960.56	-78.4%
0%	$0.00	$3,269,460.56	$3,269,460.56	-88.4%
Example 2: Assuming that the final index level is equal to 1,611.00 and the cumulative units of the index totals 1,659.624650, the following table shows a range of hypothetical returns on your notes based on a hypothetical final stock price as a percentage of the initial stock price.

Hypothetical Final
Stock Level as %		Hypothetical		Hypothetical
of Initial Stock	Hypothetical	Supplemental	Hypothetical Total	Return on
Level	Payment Amount	Amount	Payment	Notes

150%	$42,187,500.00	$2,673,655.31	$44,861,155.31	59.5%
140%	$39,375,000.00	$2,673,655.31	$42,048,655.31	49.5%
130%	$36,562,500.00	$2,673,655.31	$39,236,155.31	39.5%
120%	$33,750,000.00	$2,673,655.31	$36,423,655.31	29.5%
110%	$30,937,500.00	$2,673,655.31	$33,611,155.31	19.5%
100%	$28,125,000.00	$2,673,655.31	$30,798,655.31	9.5%
90%	$25,312,500.00	$2,673,655.31	$27,986,155.31	-0.5%
80%	$22,500,000.00	$2,673,655.31	$25,173,655.31	-10.5%
70%	$19,687,500.00	$2,673,655.31	$22,361,155.31	-20.5%
60%	$16,875,000.00	$2,673,655.31	$19,548,655.31	-30.5%
50%	$14,062,500.00	$2,673,655.31	$16,736,155.31	-40.5%
40%	$11,250,000.00	$2,673,655.31	$13,923,655.31	-50.5%
30%	$8,437,500.00	$2,673,655.31	$11,111,155.31	-60.5%
20%	$5,625,000.00	$2,673,655.31	$8,298,655.31	-70.5%
10%	$2,812,500.00	$2,673,655.31	$5,486,155.31	-80.5%
0%	$0.00	$2,673,655.31	$2,673,655.31	-90.5%
What about taxes?
      The tax consequences of an investment in your note are uncertain, both as to the timing and character of any inclusion in income in respect of your note. We discuss these matters under “Supplemental Discussion Of Federal Income Tax Consequences” on page S-31.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE
      An investment in your note is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated March 15, 2005. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock and the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.
You May Lose Some Or All Of Your Principal
      The principal of your note is not protected. The entire amount of your investment in the offered notes will be at risk and will decline if the levels of the stock and the index decline during the life of the offered notes. The amount we will pay you on your note on the stated maturity date will depend primarily on the final level of the stock and, to a lesser extent, the index. In most cases, if the final level of the stock is less than the initial level of the stock on the determination date, you will receive less than the outstanding face amount of your note on the stated maturity date. This will be the case even if the level of the stock at any time during the life of the note — no matter how long — exceeds the initial level of the stock specified under “Summary Information — Key Terms” above. Also, the market value of your note prior to the stated maturity date may be significantly lower than the purchase price you pay for your note. Consequently, if you sell your note before the stated maturity date, you may receive far less than the amount of your investment in the note.
The Issue Price You Pay For Your Note Is Higher Than The Face Amount You Receive
      Because the face amount of each offered note will be lower than its original issue price, investors in the offered notes are effectively paying the cost of the underwriting discount. As a result, the return on your actual investment in one of the offered notes will be lower than the return on its face amount, as demonstrated under “Hypothetical Returns On Your Note” below.
The Amount We Will Deliver On Your Note On The Stated Maturity Date
May Be Less Than It Would Have Been Had That Amount
Been Linked To The Actual, Rather Than Averaged, Return On The Stock
      The calculation agent will calculate the final levels of the stock and the index on the determination date. We have not yet determined the method for calculating the final level of the stock on the determination date, which may be the closing price of the stock on the determination date, an average of the closing prices of the stock on specified averaging dates, the volume weighted average price of the stock on the determination date or an average of the volume weighted average prices of the stock on specified averaging dates. We will determine the method on the trade date. Because the final level may be based on average closing prices of the stock over a specified period, the amount we will pay on your note may be less than it would have been had the calculation of that amount been linked to the actual return on the stock.
      This situation may arise even if the final level of the stock significantly exceeds the initial level of the stock at maturity or at other times during the life of the offered notes. It is also possible that the actual stock price at the stated maturity date or at other times during the life of the offered notes will be higher than the final level of the stock. For example, the difference between the final level of the stock (if calculated using an averaging method) and the stock price at the determination date could be particularly large if there is a significant increase in the price of that stock during the latter portion of the averaging period.

An Investment In The Notes Involves Substantial Exposure To Risks Associated With An Investment In The Stock And May Not Result In Exposure To The Index
      Because the supplemental amount will be paid only if and to the extent that there are any ordinary cash dividends with a record date during the dividend period, the market value of your note and the amount, if any, you receive at stated maturity will depend to a substantially greater degree on the performance of the stock than on the performance of the index over the life of the notes. For example, if the notes were to have a two-year maturity and ordinary cash dividends were to occur over the next two years at the same rate they occurred during the past two years (i.e., approximately 5.33% annually), and if the price of the stock and the level of the index were to remain unchanged, the payment amount would comprise about 90% of the amount we will pay on the maturity date. That percentage may differ depending on the rate of ordinary cash dividends actually paid and the performance of the stock and the index over the life of the notes. We cannot predict whether the issuer of the stock will pay ordinary cash dividends at the same rate at which they were paid over the past two years and therefore, whether you will have any exposure to the performance of the index. See “Hypothetical Returns On Your Note” below.
      An investment in the notes involves substantial exposure to the risks of loss associated with an investment in the stock and is not as diversified, in terms of risk, as an investment in the index. If such risk is not appropriate for you, or if you are seeking a diversified investment, you should not invest in the notes.
You Have No Right To Receive Any Dividends Paid On The Stock
      You have no right to receive any cash or other dividends paid on the stock over the life of the notes. If the index declines over the life of the notes, the supplemental amount at maturity may be significantly lower than the sum of the original cash dividends paid on the stock, or than any amount that you might have earned had you actually owned the stock, received the ordinary cash dividends and invested the dividends in other securities. The supplemental amount will be paid only if and to the extent that there are any ordinary cash dividends with a record date during the dividend period; there will be no such supplemental amount paid in the event any extraordinary cash dividend or non-cash dividend is paid on the stock. See “Specific Terms Of Your Note — Anti-Dilution Adjustments” below.
The Calculation Of The Supplemental Amount May Be Affected By Anti-Dilution Adjustment
      If an anti-dilution event results in the substitution by the stock issuer of different securities for the stock, the substituted securities will be subject to the calculations described under “Specific Terms Of Your Note — Payment of Principal on Stated Maturity Date” below. As described under “Specific Terms of Your Note — Anti-Dilution Adjustments” below, the reference amount of the stock is subject to anti-dilution adjustment. In the event that the reference amount of the stock were adjusted so as to include securities other than the stock, then the calculation of the supplemental amount would depend on the extent, if any, to which cash dividends were thereafter paid on the securities comprising the reference amount. The rate at which cash dividends were thereafter paid on the securities may be different from the rate at which they are paid on the stock.
Your Note Does Not Bear Interest
      You will not receive any interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note or even the original issue price of your note, the overall return you earn on your note may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate. Moreover, under applicable United States tax law, as described under

“Supplemental Discussion of Federal Income Tax Consequences” below, you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.
The Market Value Of Your Note May Be Influenced By Unpredictable Factors
      When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by factors that are beyond our control and are unpredictable.
The Levels Of The Stock And The Index Will Affect The Market Value Of Your Note
      We expect that the market value of your note at any particular time will depend on the amount, if any, by which the levels of the stock and the index, at that time have risen above or fallen below their levels. Economic, financial, regulatory, political, military and other developments that affect stock markets generally and the stock and the index may also affect the levels of the stock and the index and, indirectly, the market value of your note.
      As indicated under “Annex A: The Stock And The Index” below, the levels of the stock and the index have been highly volatile at times in the past. It is impossible to predict whether those levels will rise or fall. In addition, we cannot predict whether future changes in the market price of the stock and the level of the index will correlate with past changes.
If The Levels Of The Stock And The Index Change, The Market Value Of Your Note
May Not Change In The Same Manner
      Your note may trade differently from the performance of the stock and the index. Changes in the market price of the stock and the level of the index may not result in a comparable change in the market value of your note. Although your note will be largely linked to the performance of the stock, the market value of your note will not track the performance of the stock precisely. This is primarily because of the calculation of the supplemental amount, rather than a reinvestment of those dividends in the stock itself or the receipt of the cash value of those ordinary cash dividends.
We Will Not Hold Shares Of The Stock Or The Index Stocks For Your Benefit
      The indenture governing the offered notes does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the stock or the index stocks acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the stock or the stocks comprising the index — which we refer to as the index stocks — for your benefit in order to enable you to exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any stock or index stocks owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
You Have No Shareholder Rights Or Rights To Receive Any Stock
      Investing in your note will not make you a holder of any of the stock or the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the stock or the index by virtue of your purchase of these notes. However, the calculation of the supplemental amount will reflect any ordinary cash dividends with a record date during the dividend period as described under “Specific Terms Of Your Note — Payment Of Principal On Stated Maturity Date”. Dividend payments may adversely affect the market value of the stock, and thus of your note. We have no knowledge about whether the issuer of the stock will have ordinary cash dividends with a record date during the dividend period or, if so, the amounts, and whether it does is in its sole discretion and beyond our control. Your note will be paid in cash, and you will have no right to receive delivery of any stock or index stocks.

Trading And Other Transactions By Goldman Sachs In The Stock, Index And Index Stocks And Related Securities May Impair The Market Value Of Your Note
      As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing futures and/or other instruments linked to the stock, the index and the index stocks on or before the trade date. We expect to adjust the hedge by, among other things, purchasing or selling one or more of the stock, the index and the index stocks, and perhaps listed or over-the-counter options, futures or other instruments linked to one or more of the stock, the index or the index stocks at any time and from time to time. In the future, we also expect to unwind the hedge by selling the stock, the index or the index stocks, and selling any other security we may purchase as described above, on or before the determination date. We may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to one or more of the stock, the index or the index stocks. Any of these hedging activities may adversely affect the market prices of the stock or the index stocks or the level of the index and, therefore, the market value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See “Use of Proceeds and Hedging” below for a further discussion of securities transactions in which we or one or more of our affiliates may engage.
      In addition, Goldman, Sachs & Co. and our other affiliates may engage in trading in one or more of the stock, the index or the index stocks, or in instruments whose returns are linked to one or more of the stock, the index or the index stocks, for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the market prices of the stock or the index stocks or the level of the index and, therefore, the market value of your note. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to the value of one or more of the stock, the index or the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note.
Our Business Activities May Create Conflicts Of Interest Between You And Us
      As we have noted above, Goldman, Sachs & Co. and our other affiliates have engaged in, and expect to engage in, trading activities related to the stock, the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market prices of the stock or the index stocks or the level of the index, could be adverse to your interests as a beneficial owner of your note.
      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the stock or the sponsor of the index, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates may publish research reports with respect to the issuer of the stock or the sponsor of the index. Any of these activities by any of our affiliates may affect the market prices of the stock or the index stocks or the level of the index and, therefore, the market value of your note.

As Calculation Agent, Goldman, Sachs & Co. Will Have The Authority To Make Determinations That Could Affect The Market Value Of Your Note, When Your Note Matures And The Payment Amount You Receive At Maturity
      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining the closing levels of the stock and the index on the determination date and the total number of units of the index based on the amount of ordinary cash dividends with a record date during the dividend period, which will be used to determine the supplemental amount, if any, we will pay on the maturity date; determining whether to postpone the stated maturity date because of a market disruption event; and determining whether and how to make anti-dilution adjustments to the reference amount of the stock. See “Specific Terms of Your Note” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the market value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts Of Interest Between You and Us” above. We may change the calculation agent at any time without notice to you, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
The Policies Of The Index Sponsor And Changes That Affect The Index Or The Index Stocks Could Affect The Amount Payable On Your Note And Its Market Value
      The policies of the index sponsor concerning the calculation of the level of the index, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level, could affect the index level and, therefore, the amount, if any, we will pay you on your note on the stated maturity date and the market value of your note before that date. The amount, if any, we will pay you on your note and the market value of your note could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the level of the index, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the index levels on the determination date and thus the amount payable on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index levels on the determination date and the amount, if any, we will pay you on your note more fully under “Specific Terms Of Your Note — Discontinuance or Modification of the Index” and “— Role of Calculation Agent” below.
Except To The Extent We Are One Of The 500 Companies Whose Common Stock Comprises The S&P 500 Total Return Index, There Is No Affiliation Between The Stock Issuer, The Index Stock Issuers, The Index Sponsor And Us, And We Are Not Responsible For Any Disclosure By The Stock Issuer Or The Index Sponsor
      The common stock of Goldman Sachs is one of the index stocks comprising the S&P 500. Goldman Sachs is otherwise not affiliated with the stock issuer, the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the stock issuer or the issuers of the index stocks. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or completeness of any publicly available information about the stock issuer, the issuers of the index stocks or the index sponsor. You, as an investor in your note, should make your own investigation into the stock issuer, the other issuers of the index stocks, the index sponsor and the index.
      The stock issuer, the other issuers of the index stocks and the index sponsor are not involved in this offering of the notes in any way and none of them have any obligation of any sort with respect to your note. Thus, the stock issuer, the other issuers of the index stocks and the index sponsor have no obligation to take your interests into consideration for any reason, including taking any corporate actions that might affect the market value of your note.
Your Note May Not Have an Active Trading Market
      Your note will not be listed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transactions costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.
You Have Limited Anti-Dilution Protection
      Goldman, Sachs & Co., as calculation agent for your note, will adjust the applicable reference amount of the stock for stock splits, reverse stock splits, stock dividends, extraordinary cash dividends and other events that affect the stock issuer’s capital structure, but only in the situations we describe below under “Specific Terms Of Your Note — Anti-Dilution Adjustments”. Ordinary cash dividends will affect the supplemental amount as described below under “Specific Terms Of Your Note — Payment of Principal on Stated Maturity Date”. The calculation agent is not required to make an adjustment for every corporate event that may affect the stock. For example, the calculation agent will not adjust the reference amount of the stock for events such as an offering of stock for cash by the stock issuer, a tender or exchange offer for the stock at a premium to its then-current market price by the stock issuer or a tender or exchange offer for less than all of an outstanding stock by a third party. Those events or other actions by the stock issuer or a third party may nevertheless adversely affect the market price of the stock and, therefore, adversely affect the market value of your note. The stock issuer or a third party could make an offering or a tender or exchange offer, or the stock issuer could take any other action, that adversely affects the market value of the stock and the index and your note but does not result in an anti-dilution adjustment for your benefit.
We Can Postpone the Stated Maturity Date If a Market Disruption Event Occurs
      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the payment amount, if any, that we are obligated to make on the stated maturity date until several days after the originally scheduled due date.
      Moreover, if the closing price of the stock or of any index stocks are not available on the determination date because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final level of the stock based on its assessment, made in its sole discretion, of the closing price of the stock or the closing level of the index at that time.
Certain Considerations for Insurance Companies and Employee Benefit Plans
      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail below under “Employee Retirement Income Security Act”.

SPECIFIC TERMS OF YOUR NOTE
Please note that in this section entitled “Specific Terms of Your Note”, references to “holders” mean those who own notes registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests under “Legal Ownership and Book-Entry Issuance”.
      The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series B”, that we may issue under our indenture from time to time as described in the accompanying prospectus. The offered notes are “indexed debt securities”, as defined in the accompanying prospectus.
      This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in “Description of Notes We May Offer” and “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.
      In addition to those described on the first three pages of this prospectus supplement, the following terms will apply to your note:
No interest: we will not pay interest on your note
Specified currency:

•	U.S. dollars
Form of note:

•	global form only: yes, at DTC

•	non-global form available: no
Denominations: each note registered in the name of a holder must have a face amount of $          or integral multiples thereof.
Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no
Other terms:

•	the default amount will be payable on any acceleration of the maturity of your note as described under “— Special Calculation Provisions” below;

•	anti-dilution provisions will apply to your note as described under “— Anti-Dilution Adjustments” below; and

•	a business day for your note may not be the same as a business day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below.

•	a trading day for your note may not be the same as a trading day for our other Series B medium-term notes, as described under “— Special Calculation Provisions” below.

      In this prospectus supplement, when we refer to the stock, we mean the common stock of Duquesne Light Holdings, Inc. and when we refer to the stock issuer, we mean that company, in each case, except as noted below under “— Anti-Dilution Adjustments — Reorganization Events — Distribution Property”. When we refer to the index, we mean the S&P 500 Total Return Index, or any successor to that index, as it may be modified, replaced, or adjusted from time to time as described under “— Discontinuance or Modification of the Index” below. When we refer to an index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions, or substitutions.
      Please note that the information about the settlement or trade dates, issue price, discounts or commissions and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. If you have purchased your note in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
      We describe the terms of your note in more detail below.
Payment of Principal on Stated Maturity Date
      The amount, if any, that you will be paid for each note on the stated maturity date will be the sum of the payment amount plus the supplemental amount, which will be calculated as follows:

•	First, we will calculate the payment amount by multiplying the reference amount of the stock (which will initially be equal to one, subject to anti-dilution adjustments) by the final level of the stock on the determination date. We have not yet determined the method for calculating the final level of the stock on the determination date, which may be based on the closing price of the stock on the determination date, an average of the closing prices of the stock on specified averaging dates, the volume weighted average price of the stock on the determination date or an average of the volume weighted average price of the stock on specified averaging dates. We will determine the method on the trade date.

•	Second, we will calculate the supplemental amount, if any, as follows:

º	If there are any ordinary cash dividends with a record date during the dividend period, we will multiply the ordinary cash dividends per share by the reference amount of the stock on the ex- dividend date.

º	We will then calculate the number of units of the index equal in value to the dollar amount calculated in the preceding paragraph based on the closing level of the index on the relevant ex-dividend date.

º	This process will be repeated as of every relevant ex-dividend date.

º	On the determination date, we will add the number of units of the index, as calculated as of each relevant ex-dividend date.

º	The supplemental amount will be equal to the total number of units determined on the determination date multiplied by the final level of the index on the determination date.
      As a result of the formula we use to calculate the amount we will pay on the stated maturity date, if the stock or the index performs poorly and the final level of the stock is less than the initial level of the stock, the amount we pay on your note may be less than the outstanding face amount of your note.

      For the purpose of calculating the supplemental payment amount, the ex-dividend date for any ordinary cash dividend with respect to the stock is the first day on which the stock trades without the right to receive that dividend, unless extended for up to two business days.
Averaging Dates
      We will set the averaging dates applicable to your note, if any, on the trade date. If on any such date the closing price or volume weighted average price of the stock is not available, the averaging date will be the next trading day on which such closing price or volume weighted average price, as applicable, is available unless the calculation agent determines that a market disruption event occurs or is continuing on that trading day. In that event, the averaging date will be the first trading day on which the calculation agent determines that a market disruption event occurs or is continuing. In no event, however, will the averaging date be later than the fifth business day after                     (or if that date is not a business day, the sixth business day after                     ). If the averaging date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the averaging date.
Determination Date
      The determination date will be the fifth trading day before                     , unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than                     or, if                     is not a business day, later than the first business day after                     .
Stated Maturity Date
      The stated maturity date will be                     , unless that date is not a business day, in which case the stated maturity date will be the next following business day. If the fifth trading day before this applicable day is not the determination date described above, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after                     or, if  is not a business day, later than the sixth business day after                     . The calculation agent may postpone the determination date — and therefore the stated maturity date — if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under “— Special Calculation Provisions” below.
Consequences of a Market Disruption Event
      As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be the determination date, then the determination date will be postponed to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five business days. If the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the calculation agent determines that the closing price of the stock and the closing level of the index that must be used to determine the payment amount and the supplemental amount is not available on the determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the payment amount and the supplemental amount based on its assessment, made in its sole discretion, of the levels of the stock or the index on that day.

      If a market disruption event occurs or is continuing on a day that would otherwise be an ex-dividend date, then that ex-dividend date will be postponed by the calculation agent to the next trading day on which a market disruption event does not occur and is not continuing. In no event, however, will an ex-dividend date be postponed by more than two business days. If an ex-dividend date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the ex-dividend date. Subject to the discontinuance or modification of the index as described below, if the calculation agent determines that the closing level of the index on any relevant ex-dividend date used in the calculation of the supplemental amount is not available, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the closing level of the index based on its assessment, made in its sole discretion, on that day.
Discontinuance or Modification of the Index
      If the index sponsor discontinues publication of the index and that index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the applicable index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.
      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable index.
      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating any index is changed at any time in any respect — including any addition, deletion or substitution and any reweighting or rebalancing of the index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in the applicable index or the method of its calculation as it believes are appropriate to ensure that the applicable final index level used to determine the amount payable on the stated maturity date is equitable.
      All determinations and adjustments to be made by the calculation agent with respect to any index may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.
Anti-Dilution Adjustments
      Initially, the reference amount for the stock will be one, representing one share of the stock. However, the calculation agent will adjust the reference amount for the stock if any of the six dilution events described below occurs with respect to the stock.
      For example, if an adjustment is required because of a two-for-one stock split or a one-for-two reverse stock split, then the reference amount for the stock might be adjusted to be double or one-half of the initial amount specified above, as the case may be.
      Similarly, if an adjustment is required with respect to the stock because of a reorganization event in which property other than the stock — e.g., cash and securities of another issuer — is distributed in respect of the stock, then the calculation agent will adjust both the type and amount of property constituting the reference amount. In this example, the new reference amount will consist of both the amount of cash and the amount of securities distributed in the reorganization event in respect of the old reference amount. Notwithstanding the foregoing, the amount we will pay you on the stated maturity date will consist exclusively of cash, regardless of the type of property that is being distributed with respect to the stock in case of a reorganization event.
      The calculation agent will adjust the reference amount for the stock as described below, but only if an event described under one of the six subsections beginning with “— Stock Splits” below occurs with respect to the stock and only if the relevant event occurs during the period described under the applicable subsection. The reference amount of the stock will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the stock.
      The adjustments described below do not cover all events that could affect the stock, such as an issuer tender or exchange offer for the stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the stock issuer. We describe the risks relating to dilution under “Additional Risk Factors Specific To Your Note  — You Have Limited Anti-Dilution Protection” above.
How Adjustments Will Be Made
      If more than one event requiring adjustment occurs with respect to the reference amount of the stock, the calculation agent will adjust the reference amount for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will adjust the reference amount for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event.
      The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below. For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment would result in a change of at least 0.1% in the reference amount that would apply without the adjustment. The reference amount resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one millionth, with five ten-millionths being rounded upward — e.g., 0.1234564 will be rounded down to 0.123456 and 0.1234565 will be rounded up to 0.123457.
      If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your note, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.
      The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the holder.
Stock Splits
      A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.
      If the stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of new shares issued in the stock split with respect to one share of the stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the first day on which the stock trades without the right to receive the stock split occurs after the trade date and on or before the determination date.
Reverse Stock Splits
      A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.
      If the stock is subject to a reverse stock split, then the calculation agent will adjust the reference amount to equal the product of the prior reference amount and the quotient of (1) the number of outstanding shares of the stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the stock outstanding immediately before the reverse stock split becomes effective. The reference amount will not be adjusted, however, unless the reverse stock split becomes effective after the trade date and on or before the determination date.
Stock Dividends
      In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.
      If a stock is subject to a stock dividend, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the stock times (2) the prior reference amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.
      The ex-dividend date for any dividend or other distribution with respect to the stock is the first day on which the stock trades without the right to receive that dividend or other distribution.
Other Dividends and Distributions
      The reference amount of the stock will not be adjusted to reflect dividends or other distributions paid with respect to the stock, other than:

•	stock dividends described above,

•	issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•	distributions that are spin-off events described in “— Reorganization Events” below, and

•	extraordinary dividends described below.
      A dividend or other distribution with respect to the stock will be deemed to be an extraordinary dividend if its per-share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the stock by an amount equal to at least 10% of the closing price of the stock on the first business day before the ex-dividend date.
      If an extraordinary dividend occurs with respect to the stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the closing price of the stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

      The extraordinary dividend amount with respect to an extraordinary dividend for the stock equals:

•	for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the stock, or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
      To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the applicable reference amount only as described under “— Stock Dividends” above, “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
      If the stock issuer issues transferable rights or warrants to all holders of the stock to subscribe for or purchase the stock at an exercise price per share that is less than the closing price of the stock on the business day before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•	the numerator will be the number of shares of the stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the stock offered for subscription or purchase under those transferable rights or warrants and

•	the denominator will be the number of shares of the stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the stock that the aggregate offering price of the total number of shares of the stock so offered for subscription or purchase would purchase at the closing price of the stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.
      The reference amount will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the determination date.
Reorganization Events
      Each of the following is a reorganization event with respect to the stock:

•	the stock is reclassified or changed,

•	the stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property,

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above,

•	the stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•	the stock issuer effects a spin-off — that is, issues to all holders of the stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•	the stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•	another entity completes a tender or exchange offer for all the outstanding stock of the stock issuer.
      Adjustments for Reorganization Events. If a reorganization event occurs with respect to the stock, then the calculation agent will adjust the reference amount of the stock so as to consist of the amount and type of property — whether it be cash, securities or other property — distributed in the reorganization event in respect of that reference amount as in effect before that reorganization event. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the determination date.
      For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the determination date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.
      If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the event, as described above, the calculation agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.
      For example, if the stock issuer merges into another company and each share of the stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount of the stock will be adjusted to consist of two common shares and the specified amount of cash (adjusted proportionately for any partial share) for each share of the stock comprising that reference amount before the adjustment. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described above under “— Anti-Dilution Adjustments” as if the common shares were the stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount.
      Distribution Property.
      When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the initial reference amount of the stock as specified under “Summary Information — Key Terms” above — or in respect of whatever the reference amount for that stock may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the reference amount of the stock in respect of which the distribution is made.
      If a reorganization event occurs, the distribution property distributed in the event will be substituted for the stock as described above. Consequently, in this prospectus supplement, when we refer to the stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the stock issuer, we mean any successor entity in a reorganization event.
Default Amount on Acceleration
      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity, instead of the amount payable on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.
      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.
Manner of Payment
      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.
Modified Business Day
      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day may have a different meaning than it does for other Series B medium-term notes. We discuss this term under “— Special Calculation Provisions” below.
Role of Calculation Agent
      The calculation agent, in its sole discretion, will make all determinations regarding the final levels of the stock and the index, any anti-dilution adjustments, market disruption events, trading days, business days, the default amount, the payment amount and the supplemental amount on your note, to be made at maturity. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your note. We may change the calculation agent for your note at any time without notice to you, and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.
Special Calculation Provisions
Business Day
      When we refer to a business day with respect to your note, we mean a day that is a day that is not a Saturday or Sunday, or a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.
Trading Day
      When we refer to a trading day with respect to your note, we mean a day on which the respective principal securities markets for the stock and the index stocks are open for trading, the stock is trading, the index sponsor is open for business and the index is calculated and published by the index sponsor.
Default Amount
      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.
      During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.
      Default Quotation Period. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.
      If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.
      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.
      Qualified Financial Institutions. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.
Market Disruption Event
      Any of the following will be a market disruption event with respect to the stock or the index, as applicable:

•	a suspension, absence or material limitation of trading in the stock on its primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the stock, if available, in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	the stock does not trade on what was the primary market for that stock, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, are not trading on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The

Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.
      The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to the stock, the index, or any index stock.
      For this purpose, an “absence of trading” in the primary securities market on which the stock or an index stock is traded, or on which option or futures contracts relating to the stock or an index stock are traded, will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in the stock or an index stock or in option or futures contracts relating to the stock or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock or those contracts, or

•	a disparity in bid and ask quotes relating to that stock or those contracts, will constitute a suspension or material limitation of trading in that stock or those contracts in that market.
      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

HYPOTHETICAL RETURNS ON YOUR NOTE
      The examples below show the hypothetical payment amount and supplemental amount that we would deliver on the stated maturity date in exchange for each $          of the outstanding face amount of your note if the final levels of the stock and the index were as shown below. The examples also show the total return on the face amount of $           per note.
      We have assumed for the examples below that the final levels of the stock and the index on the determination date will be the same as they are on the stated maturity date and that no market disruption event occurs. We have also assumed that the notes are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the examples shown below. For a discussion of some of these factors, see “Additional Risk Factors Specific To Your Note” above.
      The examples below are based on returns that are entirely hypothetical; no one can predict the final levels of the stock and the index. The stock and the index have been highly volatile — meaning that the price of the stock and the level of the index have changed substantially in relatively short periods — in the past, and their future performance cannot be predicted. For more details about hypothetical returns on your note, please see the following examples.
      For these reasons, the actual performance of the stock and the index over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical levels of the stock and the index, nor to the historical dividend payments shown below and cannot be predicted.
      The following examples assume an aggregate face amount of $28,125,000.00, an aggregate reference amount of 1,500,000 for the stock, an initial stock price of $18.75 and a stated maturity of two years. The examples also assume quarterly ordinary cash dividends with a record date during the dividend period as follows:

				Assumed
				Final Index
Assumed Per-	Assumed Total		Assumed	Level On
Share Ordinary	Ordinary Cash	Assumed	Ex-Dividend	Ex-Dividend	Units of Index
Cash Dividends	Dividends	Record Date	Date	Date	Invested

$0.25	$375,000.00	9/10/2005	9/8/2005	1,805.00	207.756233
$0.25	$375,000.00	12/10/2005	12/8/2005	1,815.00	206.611570
$0.25	$375,000.00	3/10/2006	3/8/2006	1,775.00	211.267606
$0.25	$375,000.00	6/10/2006	6/8/2006	1,760.00	213.068182
$0.25	$375,000.00	9/10/2006	9/8/2006	1,810.00	207.182320
$0.25	$375,000.00	12/10/2006	12/8/2006	1,850.00	202.702703
$0.25	$375,000.00	3/10/2007	3/8/2007	1,800.00	208.333333
$0.25	$375,000.00	6/10/2007	6/8/2007	1,850.00	202.702703

Cumulative Ordinary Cash Dividends:	$3,000,000.00			Cumulative Units of the Index:	1,659.624650
      In the following examples, the hypothetical payment amount is calculated by multiplying (i) the aggregate reference amount of the stock by (ii) the final stock price. The hypothetical supplemental amount is calculated by multiplying the sum of the units of the index calculated as of each relevant ex-dividend date (the cumulative units) by the final index level.
Example I: Assuming that the final index level is equal to 1,970.00 and the final cumulative units of the index totals 1,659.624650, the following table shows a range of hypothetical returns on your notes based on a hypothetical final stock price as a percentage of the initial stock price.

Hypothetical Final
Stock Level as %		Hypothetical		Hypothetical
of Initial Stock	Hypothetical	Supplemental	Hypothetical Total	Return on
Level	Payment Amount	Amount	Payment	Notes

150%	$42,187,500.00	$3,269,460.56	$45,456,960.56	61.6%
140%	$39,375,000.00	$3,269,460.56	$42,644,460.56	51.6%
130%	$36,562,500.00	$3,269,460.56	$39,831,960.56	41.6%
120%	$33,750,000.00	$3,269,460.56	$37,019,460.56	31.6%
110%	$30,937,500.00	$3,269,460.56	$34,206,960.56	21.6%
100%	$28,125,000.00	$3,269,460.56	$31,394,460.56	11.6%
90%	$25,312,500.00	$3,269,460.56	$28,581,960.56	1.6%
80%	$22,500,000.00	$3,269,460.56	$25,769,460.56	-8.4%
70%	$19,687,500.00	$3,269,460.56	$22,956,960.56	-18.4%
60%	$16,875,000.00	$3,269,460.56	$20,144,460.56	-28.4%
50%	$14,062,500.00	$3,269,460.56	$17,331,960.56	-38.4%
40%	$11,250,000.00	$3,269,460.56	$14,519,460.56	-48.4%
30%	$8,437,500.00	$3,269,460.56	$11,706,960.56	-58.4%
20%	$5,625,000.00	$3,269,460.56	$8,894,460.56	-68.4%
10%	$2,812,500.00	$3,269,460.56	$6,081,960.56	-78.4%
0%	$0.00	$3,269,460.56	$3,269,460.56	-88.4%
Example 2: Assuming that the final index level is equal to 1,611.00 and the final cumulative units of the index totals 1,659.624650, the following table shows a range of hypothetical returns on your notes based on a hypothetical final stock price as a percentage of the initial stock price.

Hypothetical Final
Stock Level as %		Hypothetical		Hypothetical
of Initial Stock	Hypothetical	Supplemental	Hypothetical Total	Return on
Level	Payment Amount	Amount	Payment	Notes

150%	$42,187,500.00	$2,673,655.31	$44,861,155.31	59.5%
140%	$39,375,000.00	$2,673,655.31	$42,048,655.31	49.5%
130%	$36,562,500.00	$2,673,655.31	$39,236,155.31	39.5%
120%	$33,750,000.00	$2,673,655.31	$36,423,655.31	29.5%
110%	$30,937,500.00	$2,673,655.31	$33,611,155.31	19.5%
100%	$28,125,000.00	$2,673,655.31	$30,798,655.31	9.5%
90%	$25,312,500.00	$2,673,655.31	$27,986,155.31	-0.5%
80%	$22,500,000.00	$2,673,655.31	$25,173,655.31	-10.5%
70%	$19,687,500.00	$2,673,655.31	$22,361,155.31	-20.5%
60%	$16,875,000.00	$2,673,655.31	$19,548,655.31	-30.5%
50%	$14,062,500.00	$2,673,655.31	$16,736,155.31	-40.5%
40%	$11,250,000.00	$2,673,655.31	$13,923,655.31	-50.5%
30%	$8,437,500.00	$2,673,655.31	$11,111,155.31	-60.5%
20%	$5,625,000.00	$2,673,655.31	$8,298,655.31	-70.5%
10%	$2,812,500.00	$2,673,655.31	$5,486,155.31	-80.5%
0%	$0.00	$2,673,655.31	$2,673,655.31	-90.5%
      The actual market value of your note on the stated maturity date or at any other time, including any time you may wish to sell your note, may bear little or no relation to the hypothetical values shown above, and those values should not be viewed as an indication of the financial return on an investment in the offered notes or on an investment in the stock or the index. The rates of return shown above are entirely hypothetical; they are based on market values that may not be achieved on the relevant date and on assumptions that may prove to be erroneous and do not take into account the effects of any applicable taxes. Please read “Additional Risk Factors Specific To Your Note” above.
      Payments on this note are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the note are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond and a derivative, in each case, bought by the holder (with an implicit premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the note or the United States income tax treatment of the note as described under “Supplemental Discussion of Federal Income Tax Consequences” below.

          We cannot predict the actual final levels of the stock and the index on the determination date and market value of your note nor can we predict the relationship between these levels and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at the stated maturity date and the total rate of return on the offered notes will depend on the initial level of the stock, the reference amount of the stock, any ordinary cash dividends on the stock with a record date during the dividend period, the actual final level of the stock and the actual final level of the index. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the table and hypothetical examples above.

USE OF PROCEEDS AND HEDGING
      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.
      In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of futures and/or other instruments linked to the stock or the index on or before the trade date. In addition, from time to time, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we may issue, some of which may have returns linked to the stock, the index or one or more of the index stocks. Consequently, from time to time, we and/or our affiliates:

•	expect to acquire or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the stock, the index or one or more of the index stocks,

•	may take or dispose of positions in the securities of the stock or the index stock issuers themselves, and/or

•	may take short positions in the stock, the index, one or more of the index stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to the purchaser.
      We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.
      In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the stock, the index or one or more of the index stocks. We expect these steps to involve sales of instruments linked to the stock, the index or one or more of the index stocks on or shortly before the determination date. These steps also may involve sales and/or purchases of the stock or one or more of the index stocks, listed or over-the-counter options, futures or other instruments linked to the stock or the index or one or more of the index stocks.

          The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See “Additional Risk Factors Specific to Your Note — Trading And Other Transactions By Goldman Sachs In The Stock, The Index, The Index Stocks And Related Securities May Impair The Market Value Of Your Note” and “— Our Business Activities May Create Conflicts of Interest Between You And Us” above for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

          The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell LLP that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of owning your note in your particular circumstances.
      This section applies to you only if you are a United States holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.
      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a life insurance company;

•	a tax exempt organization;

•	a person that owns a note as a hedge or that is hedged against interest rate risks;

•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.
      Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your note should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your note are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

          Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.
      You will be obligated pursuant to the terms of the note — in the absence of an administrative determination or judicial ruling to the contrary — to characterize your note for all tax purposes as a cash-settled prepaid forward contract under which you will be entitled to receive a variable amount equal to the fair market value of the stock plus any supplemental amount at the stated maturity date, plus a fixed amount.
      If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would generally recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally would be short-term capital gain or loss if you hold the note for one year or less and would be long-term capital gain or loss if you hold the note for more than one year. If you purchase your note in the initial offering and do not sell or exchange your note before the maturity date, you would generally recognize long-term capital gain or loss equal to the difference between the amount of cash received at maturity and your tax basis in the note. However, there is a possibility that the Internal Revenue Service would seek to treat a portion of the gain attributable to the fixed component of the amount we will pay you on your note as ordinary income.
      There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. In particular, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note — and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.
      If the rules governing contingent payment obligations apply, you would recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount you receive at that time and your adjusted basis in your note. In general, if you purchase your note on the original issue date, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note.
      If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note would be ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and, thereafter, as capital loss.
      If the rules governing contingent payment obligations apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.
      It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to characterize your note as a collar or as a notional principal contract. Again, you should consult your tax advisor as to possible alternative characterizations of your note for U.S. federal income tax purposes.
Backup Withholding and Information Reporting
      Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

EMPLOYEE RETIREMENT INCOME SECURITY ACT
      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.
      The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction”.
      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans”, and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager”, for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the offered notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the offered notes, or any exercise related thereto or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the offered notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

          If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION
      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price.
      In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $          . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

ANNEX A: THE STOCK AND THE INDEX
Information About The Stock Issuer And The Index And Historical Trading Price Information
      Provided below are brief descriptions of the issuer of the stock and the sponsor of the index, as well as tables setting forth the quarterly high, low and last trading prices for the stock on the principal exchange on which it is traded and the quarterly high, low and last closing levels of the index, and the dividend history of the issuer of the stock, in each case for the four calendar quarters in each of 2003 and 2004 and for the first three calendar quarters in 2005, through July 14, 2005. We obtained the trading price and closing level information set forth below from Bloomberg Financial Services, without independent verification.
      YOU SHOULD NOT TAKE ANY SUCH HISTORICAL PRICES OF THE STOCK OR LEVELS OF THE INDEX AS AN INDICATION OF FUTURE PERFORMANCE. WE CANNOT GIVE YOU ANY ASSURANCE THAT THE PRICES OF THE STOCK OR LEVELS OF THE INDEX WILL INCREASE SUFFICIENTLY FOR YOU TO RECEIVE AN AMOUNT IN EXCESS OF THE FACE AMOUNT OF YOUR NOTE AT MATURITY. THE PRICE OF THE STOCK AND THE LEVEL OF THE INDEX MAY DECREASE SUBSTANTIALLY AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT IN THE NOTES.
Where Information About The Stock Issuer Can Be Obtained
      The stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov.
      Information about the stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.
      We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the stock issuer with the SEC.
Where Information About The Index Can Be Obtained
      The S&P 500 Total Return Index is compiled and published by Standard and Poor’s. Further information about the index can be found at http://www.standardandpoors.com. We are not incorporating by reference the website or any materials it includes in this prospectus supplement.
      Information about the index sponsor may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.
      We do not make any representation that the publicly available information about the index is accurate or complete.
We Obtained The Information About The Stock Issuer And The Index In This
Prospectus Supplement From Public Filings
      This prospectus supplement relates only to your note and does not relate to the stock or other securities of the stock issuer or to the units of the index published by the index sponsor. We have derived all information about the stock issuer and the index sponsor in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or any other inquiry with respect to the stock issuer or the index sponsor in connection with the offering of your note. We do not make any representation that any publicly available document or any other publicly available information about the stock issuer or the index sponsor is accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the stock and the index and, therefore, the exchange value  — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning any stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.
      Neither we nor any of our affiliates make any representation to you as to the performance of the stock, the index or the index stocks.
      We or any of our affiliates may currently or from time to time engage in business with the stock issuer or the index sponsor, including making loans to or equity investments in the stock issuer or providing advisory services to the stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the stock issuer and, in addition, one or more of our affiliates may publish research reports about the stock issuer. As an investor in a note, you should undertake such independent investigation of the stock issuer and the index sponsor as in your judgment is appropriate to make an informed decision with respect to an investment in a note.
DUQUESNE LIGHT HOLDINGS, INC.
      According to publicly available documents, Duquesne Light Holdings, Inc. (“Duquesne”) is an electric utility engaged in the supply, transmission and distribution of electric energy. Duquesne’s common stock is traded on the New York Stock Exchange under the symbol “DQE”. Information filed by Duquesne with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10290.

	High	Low	Close

2003
Quarter ended March 31	16.50	12.19	12.19
Quarter ended June 30	16.59	12.09	15.07
Quarter ended September 30	15.70	13.81	15.44
Quarter ended December 31	18.39	15.41	18.34

2004
Quarter ended March 31	20.44	18.05	19.50
Quarter ended June 30	19.70	17.71	19.31
Quarter ended September 30	19.62	17.96	17.96
Quarter ended December 31	19.25	17.01	18.85

2005
Quarter ended March 31	19.17	17.43	17.92
Quarter ended June 30	19.25	17.30	18.68
Quarter ending September 30 (through July 14, 2005)	19.24	18.66	18.96
Closing price on July 14, 2005			18.96

Ordinary Cash
Dividend History (per share)	Dividends

2003
Quarter ended March 31	$0.25
Quarter ended June 30	$0.25
Quarter ended September 30	$0.25
Quarter ended December 31	$0.25
2004
Quarter ended March 31	$0.25
Quarter ended June 30	$0.25
Quarter ended September 30	$0.25
Quarter ended December 31	$0.25
2005
Quarter ended March 31	$0.25
Quarter ended June 30	$0.25
S&P 500 TOTAL RETURN INDEX
      The S&P 500 Total Return Index is the Standard and Poor’s Composite Index of 500 stocks and is a widely recognized unmanaged index of common stock prices. The S&P 500 Total Return Index is the total return version of the S&P 500 Index. Total return index series are calculated for the U.S. Indices in addition to the price return series. Ordinary cash dividends are applied on the ex-date in calculating the total return series. “Special Dividends” are those dividends that are outside of the normal payment pattern established historically by the corporation. These are called “dividends” by the company and may be described as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is an ordinary or a special dividend. Special dividends are treated as corporate actions with offsetting price and divisor adjustments; the total return index reflects both ordinary and special dividends.

	High	Low	Close

2003
Quarter ended March 31	1,336.245	1,152.152	1,221.456
Quarter ended June 30	1,462.481	1,236.299	1,409.478
Quarter ended September 30	1,509.472	1,398.421	1,446.773
Quarter ended December 31	1,622.939	1,479.230	1,622.939
2004
Quarter ended March 31	1,693.762	1,598.850	1,650.420
Quarter ended June 30	1,686.242	1,592.234	1,678.826
Quarter ended September 30	1,668.386	1,567.947	1,647.480
Quarter ended December 31	1,801.977	1,619.479	1,799.548
2005
Quarter ended March 31	1,825.704	1,729.330	1,760.887
Quarter ended June 30	1,822.352	1,697.743	1,784.987
Quarter ending September 30 (through July 14, 2005)	1,838.798	1,789.849	1,838.798
Closing price on July 14, 2005			1,838.798

      Standard & Poor’s and Goldman, Sachs & Co. have entered into a non-transferable, non-exclusive license agreement granting Goldman, Sachs & Co. and its affiliates, in exchange for a fee, the right to use the index in connection with the issuance of certain securities, including the notes. By being an affiliate of Goldman, Sachs & Co., The Goldman Sachs Group, Inc. is a party to the license agreement.

      The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw-Hill, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500 Total Return Index to track general stock market performance. S&P’s only relationship to Goldman Sachs is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Total Return Index which is determined, composed and calculated by S&P without regard to Goldman Sachs or the notes. S&P has no obligation to take the needs of Goldman Sachs or the owners of the notes into consideration in determining, composing or calculating the S&P 500 Total Return Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.
      S&P DOES NOT GUARANTEE THE ACCURACY AND/ OR THE COMPLETENESS OF THE S&P 500 TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.
      All disclosure contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Standard & Poor’s. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Page

Summary Information	S-2
Q&A	S-4
Additional Risk Factors Specific To Your Note	S-9
Specific Terms Of Your Note	S-15
Hypothetical Returns On Your Note	S-27
Use Of Proceeds And Hedging	S-30
Supplemental Discussion Of Federal Income Tax Consequences	S-31
Employee Retirement Income Security Act	S-33
Supplemental Plan Of Distribution	S-34
Annex A: The Stock And The Index	S-35
Prospectus Supplement dated March 15, 2005
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-20
Employee Retirement Income Security Act	S-20
Supplemental Plan of Distribution	S-20
Validity of the Notes	S-22
Prospectus dated March 15, 2005
Available Information	2
Prospectus Summary	4
Ratio of Earnings to Fixed Charges	8
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	31
Description of Purchase Contracts We May Offer	48
Description of Units We May Offer	53
Description of Preferred Stock We May Offer	58
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	69
Description of Capital Stock of The Goldman Sachs Group, Inc.	93
Legal Ownership and Book-Entry Issuance	98
Considerations Relating to Securities Issued in Bearer Form	104
Considerations Relating to Indexed Securities	109
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	112
Considerations Relating to Capital Securities	115
United States Taxation	118
Plan of Distribution	142
Employee Retirement Income Security Act	145
Validity of the Securities	145
Experts	145
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	146

$
The Goldman Sachs
Group, Inc.
Notes due
(Linked to the Common Stock of
Duquesne Light Holdings, Inc. and
the S&P 500® Total Return Index)

Goldman, Sachs & Co.